PRICING SUPPLEMENT                                               Rule 424(b)(3)
------------------                                          File No. 333-105098
(To Prospectus Supplement and Prospectus dated June 3, 2003)
Pricing Supplement Number: 2338

                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                   Callable Range Notes due October 23, 2013
                                 (the "Notes")
                                 ____________

         The Notes are part of a series of senior debt securities entitled "Medium-Term Notes, Series B" as more fully described in the attached Prospectus Supplement. This pricing supplement supplements the attached Prospectus Supplement and Prospectus and supercedes information in such Prospectus Supplement and Prospectus to the extent it contains information that is different from the information in the attached Prospectus Supplement and Prospectus.

         References in this pricing supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc., and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

         Investing in the Notes involves risks that are described in the "Risk Factors" section of this pricing supplement and the accompanying Prospectus Supplement.

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Aggregate principal amount..................... $9,000,000

Stated Maturity Date........................... October 23, 2013.

Pricing Date................................... October 2, 2003.

Issue Price.................................... $10,000 per Note.

Original Issue Date............................ October 23, 2003.

Interest Rate Basis............................ (7.00% x Accrual Feature) per annum.

Accrual Feature................................ The number of calendar days during the applicable Range Period on which LIBOR with an index maturity of six months ("LIBOR") remains at or within the Range divided by the number of calendar days during such applicable Range Period.

                                                On each day during the applicable Range Period, LIBOR shall be determined as described in the accompanying Prospectus Supplement.

                                                For those calendar days during the applicable Range Period that are not Business Days, for purposes of determining whether LIBOR is at or within the Range, LIBOR for such days shall be deemed to be
                                                LIBOR as determined on the immediately preceding Business Day.

                                                For purposes of determining whether LIBOR is at or within the Range on each calendar day from the seventh Business Day preceding the end of the applicable Range Period until the end of such Range
                                                Period, LIBOR for each such day shall be deemed to be LIBOR as determined on such seventh Business Day.






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Range Periods.................................. From and including an Interest Payment Date through but excluding the immediately succeeding Interest Payment Date or Call Date, as applicable.

                                                Provided, however, the initial Range Period shall be from and including October 24, 2003 through but excluding January 23, 2004.

Range.......................................... 0.00%.to 7.00%

Redemption at the Option of ML&Co.............. We may call the Notes on any Interest Payment Date beginning on
                                                January 23, 2004, through and including the maturity date (the day on which the call occurs, if any, being the "Call Date") by giving notice to the Trustee of the Notes at least five Business Days prior to the Call Date. The notice to the Trustee will specify the
                                                Call Date and Call Price. The Trustee will provide notice of the call election to the registered holders of the Notes, specifying the Call Date and Call Price. If we elect to exercise our call option, the Call Price will be disclosed to the Depository Trust
                                                Company ("DTC"), or its nominee, while the Notes are held by DTC as depositary. So long as DTC, or its nominee, is the registered holder of the Notes, notice of our election to exercise the call option will be forwarded as described in the section entitled
                                                "Book-Entry Notes" in the accompanying prospectus.

                                                The "Call Price" will equal 100% of the principal amount of the
                                                Notes plus any accrued but unpaid interest to but excluding the
                                                Call Date.

LIBOR Moneyline Telerate Page.................. 3750

Redemption at the Option of the Holder......... Not Applicable.

Interest Payment Dates......................... Quarterly, on the 23rd of January, April, July and October, commencing
                                                January 23, 2004, subject to the modified following Business Day convention. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

Initial Interest Rate.......................... Calculated as if the Original Issue Date were an Interest Payment Date.

Maximum Interest Rate.......................... Not Applicable.

Minimum Interest Rate.......................... Not Applicable.

Business Days.................................. Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York that is also a London Banking Day.

Spread......................................... Not Applicable.

Spread Multiplier.............................. Not Applicable.

Calculation Agent.............................. Merrill Lynch Capital Services, Inc.

                                                All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, absent manifest error, will be conclusive for all purposes and binding on ML&Co.
                                                and beneficial owners of the Notes.

                                                All percentages resulting from any calculation on the Notes will be


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                                                rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) would be rounded to
                                                9.87655% (or .0987655). All dollar amounts used in or resulting from this calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Trustee........................................ JPMorgan Chase Bank.

Form of Notes.................................. Book-entry.

CUSIP number................................... 59018YSB8

Proceeds to ML&Co.............................. $9,000,000

Underwriting Discount.......................... $0.00.

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                                 RISK FACTORS


You may not earn a return on your investment

         You should be aware that if LIBOR is outside of the Range during the applicable Range Period, you will not receive any interest payments on your Notes on the succeeding Interest Payment Date. The possibility exists that LIBOR will be outside of the applicable Range during each and every Range Period, in which case you would not receive any interest payments on your Notes and will only receive the Issue Price of $10,000 per Note at maturity. Therefore, although you have the opportunity to receive a return, you risk a lower return than comparable instruments, or no return at all. As such, the investment may not be suitable for persons unfamiliar with floating rate notes such as those based upon LIBOR, or unwilling or unable to bear the risks associated with an investment in the Notes. Investors should consult their advisers if in any doubt as to the nature of the investment and its suitability for them in the light of their particular circumstances.

There may be an uncertain trading market for the Notes

         While there have been several issuances of ML&Co.'s Medium-Term Notes, Series B, upon issuance, your Notes will not have an established trading market. We cannot assure you that a trading market for your Notes will ever develop or be maintained if developed. The development of a trading market for the Notes will depend on our financial performance and other factors such as the change in the value of LIBOR. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive.



                     UNITED STATES FEDERAL INCOME TAXATION

         Under the OID Regulations (as defined in the accompanying Prospectus Supplement), the Notes will be treated as providing for stated interest at a single objective rate. As a result, the Notes will constitute variable rate debt instruments, within the meaning of the OID Regulations. In general, under the OID Regulations, all stated interest on the Notes will constitute qualified stated interest. In particular, the amount of qualified stated interest that accrues with respect to a Note during any accrual period will be determined under the rules applicable to fixed rate debt instruments by assuming that the objective rate (i.e., the Interest Rate Basis) is a fixed rate that reflects the yield that is reasonably expected for the Notes. The qualified stated interest allocable to an accrual period will be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

         Prospective investors should consult the summary describing the principal United States federal income tax consequences of the ownership and disposition of the Notes contained in the section entitled "United States Federal Income Taxation" in the accompanying Prospectus Supplement.


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